Exhibit 99.1

Seneca Gaming Corporation Announces Its Financial Results for the Fiscal Year Ended September 30, 2004

Seneca Gaming Corporation (SGC) today reported its financial results for the fiscal year ended September 30, 2004. SGC is a wholly-owned tribally chartered corporation of the Seneca Nation of Indians (Nation) that operates all of the Nation’s Class III gaming operations in Western New York. SGC through its wholly-owned subsidiaries, Seneca Niagara Falls Gaming Corporation (SNFGC) and Seneca Territory Gaming Corporation (STGC), operates two casinos located in Niagara Falls, New York (Seneca Niagara Casino) and Salamanca, New York (Seneca Allegany Casino), respectively.

SGC opened its first casino, Seneca Niagara Casino, on December 31, 2002, and its second casino, Seneca Allegany Casino, on May 1, 2004. Please note that the comparisons discussed below between the fiscal years ended September 30, 2004 and 2003 are not directly comparable due to the preceding facts, and that Seneca Niagara Casino did not commence paying its $1.0 million monthly head lease payment to the Nation for the land upon which it operates the Seneca Niagara Casino until July 1, 2003. References to 2005, 2004, 2003, and 2002 are for the fiscal years ended September 30, 2005, 2004, 2003 and 2002.

2004 Operating Results

For 2004, SGC reported consolidated gaming revenues of $337.5 million compared to $184.3 million for 2003, an increase of $153.2 million, or 83%. Seneca Niagara Casino had gaming revenues of $289.6 million in 2004 compared to $184.3 million for 2003, an increase of $105.3 million, or 57%. Seneca Allegany Casino opened May 1, 2004 and had gaming revenues of $47.9 million. Management attributes the growth in gaming revenues at Seneca Niagara Casino and the successful opening of Seneca Allegany Casino to the continued growth in membership in the Seneca Link Player’s Card, now over 560,000, an increase in total patrons visiting the facilities to 7.3 million, effective targeted promotional marketing, and expansion of and capital investment in our facilities. In addition, we introduced electronic slot bonusing at Seneca Niagara Casino in July 2004 and at Seneca Allegany Casino in August 2004. This program allows us to reward our slot patrons, based on their propensity to game, by providing free slot play directly at the slot machine through the use of their Seneca Link Player’s Card.

The free slot play must be played at a slot machine, and cannot be redeemed for cash. We expect this program to be an integral part of our 2005 marketing plan.

Non-gaming revenues, consisting principally of food and beverage and retail activities, were $43.2 million in 2004 compared to $21.0 million in 2003, an increase of $22.2 million, or 106%. Increases in these revenues are principally attributable to our higher gaming volume. In 2004, 53% of non-gaming revenues were complimentary compared to 46% in 2003, primarily due to the points earned by our patrons on their Seneca Link Player’s Card.

Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for 2004 was $134.5 million compared to $74.1 million in 2003, an increase of $60.4 million, or 82%. Seneca Niagara Casino generated EBITDA for 2004 of $121.8 million compared to $74.1 million 2003, an increase of $47.7 million, or 64%. During 2004, Seneca Niagara Casino made lease payments to the Nation for the use of the land upon which it operates the casino of $12.0 million compared to $3 million in 2003.  For 2004, Seneca Allegany Casino had EBITDA of $13.7 million. Included in the calculation of EBITDA is $3.8 million of pre-opening expenses associated with the May 1, 2004 opening of the casino.  Since its opening, Seneca Allegany Casino generated $17.5 million of EBITDA. SGC incurred other operating expenses not related to the operation of either Seneca Niagara Casino or Seneca Allegany Casino of approximately $1.0 million.

Consolidated net income for SGC for 2004 was $84.7 million compared to $50.0 million in 2003, an increase of $34.7 million, or 69%. This increase is attributable to the operation of Seneca Niagara Casino for an additional three months and the May 1, 2004 opening of our Seneca Allegany Casino, offset by higher interest costs associated with the April 2004 offering of $300 million 7 ¼% Senior Notes, and the borrowing of the remaining $22.7 million available under SNFGC’s existing term loan.

G. Michael Brown, President and CEO of SGC stated, “We are extremely pleased with the operating performance of both of our casinos. We implemented the Seneca Link Player’s Card for our casinos and it has provided greater flexibility for our patrons and allowed us to market more effectively. Our EBITDA margins continue to be strong. In addition, our Seneca Allegany Casino’s performance has exceeded our expectations, and has been favorably received by the gaming public. Over 50% of Seneca Allegany Casino’s patrons are from outside New York State. We expect to improve our operating margin as the property matures. We are well poised for the growth that our expansions will bring to both properties”.

Capital Expenditures

During 2004, SGC made substantial investments in its facilities. During this period, SGC spent $168.7 million in construction and equipment purchases. Of that amount, $79.3 million was expended related to the construction, equipping, and gaming expansion of Seneca Allegany Casino, which opened May 1, 2004. In addition, Seneca Niagara Casino made capital investments of $87.5 million.  Of this amount, $40.7 million related to the completion of the 2,300-space parking garage and new bus lobby, the opening of a steakhouse restaurant, the renovation of the mezzanine level that added 250 slot machines and a banquet area with seating for up to 350 guests, and the opening of a sixteen table poker room. In May 2004, SGC commenced construction of a 600-room luxury spa hotel at our Seneca Niagara Casino. We have spent approximately $21.4 million towards the construction of the luxury spa hotel.   Additionally, $22.0 million was paid to the Empire State Development Corporation representing payment for the outstanding bonds pursuant to agreements entered into in furtherance of the Compact.   In addition, in June 2004, we started construction on a 1,850 space parking garage and a 225-room resort hotel at our Seneca Allegany Casino. We have spent $1.9 million on these projects through September 30, 2004.

Barry E. Snyder, Sr., President of the Seneca Nation of Indians commented: “We are committed to offering our patrons a world class gaming environment, and the amenities associated with such operations. The Seneca Nation is committed to the expansion of our casinos to provide our patrons with diversified entertainment options, and to being the gaming leader in the Western New York region.

Expansions Timetable

 By November 2005, SGC expects to open the public area of its luxury spa hotel, which will include 35,000 square feet of gaming space offering 950 additional slot machines, a full-service spa and salon, a 35,500 square foot multi-purpose room, three restaurants, and 300 hotel rooms. Completion of the luxury spa hotel is expected in early 2006. The project is expected to cost approximately $200 million.

The total cost to construct the Seneca Allegany Casino parking garage and resort hotel is expected to be between $180 and $185 million and will be funded by cash flow from operations and advances from SGC. It is anticipated that the garage will open in March 2005, and the resort hotel by the end of May 2006. Weather conditions in this region and construction issues have delayed our original timetable.

Non-GAAP Financial Measurement

EBITDA is a non-GAAP financial measurement, but is commonly used in the gaming industry as a measure of performance and basis for valuation of gaming companies. A reconciliation of net income to EBITDA is provided at the end of this press release.

SGC defines EBITDA as earnings before interest, taxes, depreciation, and amortization. SGC’s calculation of EBITDA may be different from the calculation used by other companies and therefore comparisons of EBITDA may be limited. EBITDA should not be construed as a substitute for operating income or net income, as they are determined in accordance with generally accepted accounting principles.

Conference Call

Management will hold an earnings conference call in early to mid-January 2005. At this time, management will discuss our 2004 financial results. We will also provide an update regarding our expansion projects. A separate press release will be issued providing details for the conference call.

Forward-Looking Information

This press release contains certain forward-looking information intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These may be generally identified by the context of certain statements or the use of forward-looking terminology, such as “believes”, “estimates”, “anticipates”, “intends”, “plans”, “expects”, and words of similar meaning, with reference to SGC and its management. Similarly, statements that describe our plans, including our expansion projects, objectives, strategies, financial results or position, operational expectations or goals are all forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements contained in this earnings release.  Additional information concerning potential factors that could affect SGC’s financial condition, results of operations, and expansion projects, is included in the filings of SGC with the Securities and Exchange Commission.

SGC disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if the date is not stated, as of this press release date.

Contact: Joseph A. D’Amato, Senior Vice President Finance and Administration for additional information at 716-299-1073.

SENECA GAMING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2004	September 30, 2003
	(Unaudited)
	(In Thousands)
Assets
Cash and cash equivalents	$211,595	$59,628
Short term investments	57,963	—
Receivables, net	1,348	1,792
Inventories	2,213	1,059
Other current assets	3,171	2,174
Total current assets	276,200	64,653

Property and equipment, net	282,797	105,499
Other long-term assets	25,059	11,597

Total assets	$584,056	$181,749

Liabilities and capital
Liabilities:
Current portion of long-term debt	$325	$12,214
Trade payables	3,415	1,243
Accrued interest	10,866	1,440
Construction payables	28,807	2,575
Exclusivity fees	41,549	28,859
Dividends payable to Nation	655	—
Other current liabilities	31,752	14,479

Total current liabilities	117,369	60,810
Long-term debt	380,000	73,943
Total liabilities	497,369	134,753

Capital:
Retained earnings	86,687	46,996
Total liabilities and capital	$584,056	$181,749

SENECA GAMING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND CHANGES IN CAPITAL

	Fiscal Year Ended September 30,
	2004	2003
	(Unaudited)
	(In Thousands)
Revenues
Gaming	$337,536	$184,332
Food and beverage	31,358	16,158
Retail, entertainment and other	11,797	4,823
Less promotional allowances	(24,295)	(9,557)
Net revenues	356,396	195,756

Expenses
Gaming	92,531	53,686
Food and beverage	26,387	15,856
Retail, entertainment and other	7,184	2,732
Advertising, general and administrative	91,552	42,176
Pre-opening costs	4,228	7,155
Depreciation and amortization	17,638	8,722
Total operating expenses	239,520	130,327
Operating income	116,876	65,429

Interest income	1,535	44
Interest expense	(33,702)	(15,516)

Net income	84,709	49,957

SENECA GAMING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASHFLOWS

	Fiscal Year Ended September 30,
	2004	2003
	(Unaudited)
	(In Thousands)
Cash flows provided by operating activities
Net income	$84,709	$49,957
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,638	8,723
Amortization of deferred financing costs	1,735	937
Fair market value adjustment of interest rate caps	1,328	—
Gain on extinguishment of long-term debt	(415)	—
Other	247	70
Changes in operating assets and liabilities:
Current assets	(1,713)	(5,092)
Long term assets	(1,287)	—
Current liabilities	41,561	45,533
Due to Nation for developmental and organizational costs	—	(2,408)
Net cash provided by operating activities	143,803	97,720

Cash flows from investing activities
Purchases of property and equipment	(168,704)	(111,607)
Payments for land acquisitions and other assets	(12,036)	(7,356)
Purchase of short-term investments	(57,963)	—
Net cash used in investing activities	(119,271)	(118,963)

Cash flows from financing activities
Proceeds from senior notes	300,000	—
Proceeds from term loan	22,700	57,300
Payments to sinking fund	(6,048)	—
Purchase of interest rate caps	(2,188)	—
Proceeds of notes payable	19,266	37,344
Repayments of notes payable	(46,916)	(8,487)
Net repayments from note payable to Nation	—	(250)
Dividends paid to the Nation	(28,010)	—
Payment of deferred financing costs	(11,937)	(5,168)
Net cash provided by financing activities	246,867	80,739

Increase in cash and cash equivalents	151,967	59,496
Cash and cash equivalents at beginning of period	59,628	132
Cash and cash equivalents at end of period	$211,595	$59,628

Seneca Gaming Corporation

Reconciliation of Net Income to EBITDA

Fiscal Year Ended September 30, 2004

$ in Thousands

Unaudited

	SNFGC	STGC	SEGC	SGC	Consolidated
Net Income	$83,050	$8,591	$(336)	$(6,596)	$84,706
Depreciation and amortization	14,713	2,925	—	—	17,638
Interest, net	24,064	2,209	50	5,844	32,167

EBITDA	$121,827	$13,725	$(286)	$(752)	$134,514

Seneca Gaming Corporation

Reconciliation of Net Income to EBITDA

Fiscal Year Ended September 30, 2003

$ in Thousands

Unaudited

	SNFGC	STGC	SEGC	SGC	Consolidated
Net Income	$49,960	$—	$(3)	$—	$49,957
Depreciation and amortization	8,723	—	—	—	8,723
Interest, net	15,471	—	—	—	15,471

EBITDA	$74,154	$—	$(3)	$—	$74,151